As filed with the Securities and Exchange Commission on July 29, 2005
Registration No. 333 — _____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alon USA Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	74-2966572
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
(972) 367-3600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2005 Incentive Compensation Plan
(Full Titles of the Plans)

Jeff D. Morris
Alon USA Energy, Inc.
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
(972) 367-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mark E. Betzen
Jones Day
2727 North Harwood St.
Dallas, Texas 75201
(214) 220-3939

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum Aggregate	Amount of
	Amount to be	Maximum Offering	Offering	Registration
Title of Securities to be Registered	Registered(1)	Price Per Share(2)	Price(2)	Statement Fee(2)
Common Stock, par value $0.01 per share.	2,200,000	$17.73	$39,006,000	$4,592

(1) Represents shares of common stock of Alon USA Energy, Inc. (the “Registrant”) issuable under the 2005 Incentive Compensation Plan of the Registrant (the “Incentive Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued pursuant to anti-dilution provisions contained in the Incentive Plan.
(2) Estimated solely for calculating the amount of the registration fee. Pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, the Proposed Maximum Aggregate Offering Price has been determined on the basis of the average of the high and low sale prices of the Registrant’s common stock as reported on the New York Stock Exchange on July 28, 2005 which was $17.73 per share and was within five business days prior to the date of filing of this registration statement.

The registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

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PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1 Plan Information and Item 2 Registrant Information and Employee Plan Annual Information
     The document(s) containing the information specified in Part I are being separately provided to the participants covered by the Plans as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:
(1)	The Registrant’s prospectus filed by the Registrant pursuant to Rule 424(b) under the Securities Act on July 28, 2005; and

(2)	The description of the Registrant’s common stock contained in the registration statement on Form 8-A filed by the Registrant on July 12, 2005, including any subsequently filed amendments and reports updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this registration statement prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.
Item 4. Description of the Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity under certain circumstances to directors, officers employees or agents in connection with actions, suits or proceedings, by reason of the fact that the person is or was a director, officer, employee or agent, against expenses and liabilities incurred in such actions, suits or proceedings so long as they acted in good faith and in a manner the person reasonable believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate.

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     As permitted by Delaware law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or (iv) for any transaction for which the director derived an improper personal benefit.
     As permitted by Delaware law, the Registrant’s certificate of incorporation provides that: (i) we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions; (ii) we may indemnify our other employees and agents to the fullest extent permitted by Delaware law, subject to very limited exceptions; (iii) we are required to advance expenses (including without limitation, attorneys’ fees), as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions; (iv) we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding; and (v) the rights conferred in our certificate of incorporation are not exclusive.
     The Registrant has entered into Indemnification Agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.
     The indemnification provisions in our certificate of incorporation and the Indemnification Agreements entered into with our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.
     In addition, the Registrant and its subsidiaries are covered by liability insurance policies which indemnify their directors and officers against loss arising from claims by reason of their legal liability for acts as such directors, officers, or trustees, subject to limitations and conditions as set forth in the policies.
     The foregoing discussion of our certificate of incorporation and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation or law.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the
Registrant (incorporated by reference to Exhibit 3.1 to the
Registrant’s Registration Statement on Form S-1 filed with
the Commission on July 7, 2005).
4.2	Amended and Restated Bylaws of the Registrant (incorporated
by reference to Exhibit 3.2 to the Registrant’s
Registration Statement on Form S-1 filed with the
Commission on July 14, 2005).
5.1	Opinion of Jones Day.
10.51	2005 Incentive Compensation Plan (incorporated by reference
to Exhibit 10.1 to the Registrant’s Registration Statement
on Form S-1 filed with the Commission on July 7, 2005).
23.1	Consent of KPMG LLP.
23.2	Consent of Counsel (included in Exhibit 5.1).
24.1	Powers of Attorney.

Item 9. Undertakings
     The undersigned Registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15 (d) of the Exchange Act that are incorporated by reference in the registration statement.
     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered hereunder, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 29, 2005.

ALON USA ENERGY, INC.
By:	/s/ Jeff D. Morris
Jeff D. Morris
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff D. Morris Jeff D. Morris	President, Chief Executive Officer and Director (Principal Executive Officer)	July 29, 2005

* Shai Even	Chief Financial Officer (Principal Financial and Accounting Officer)	July 29, 2005

* David Wiessman	Executive Chairman of the Board of Directors	July 29, 2005

* Avraham Meron	Director	July 29, 2005

* Boaz Biran	Director	July 29, 2005

Ron W. Haddock	Director

* Pinchas Cohen	Director	July 29, 2005

* Itzhak Bader	Director	July 29, 2005

* Yeshayahu Pery	Director	July 29, 2005
*The undersigned, by signing his name hereto, signs and executes this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors and filed as an exhibit hereto.

By:	/s/ Jeff D. Morris
Jeff D. Morris
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on July 7, 2005).
4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on July 14, 2005).
5.1	Opinion of Jones Day.
10.51	2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.51 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on July 7, 2005).
23.1	Consent of KPMG LLP.
23.2	Consent of Counsel (included in Exhibit 5.1).
24.1	Powers of Attorney.